Notify Technology Reports Results for the Fiscal Quarter Ended March 31, 2007

Wireless product revenue increases by thirty-four percent from same quarter in prior year

    SAN JOSE, Calif., May 15 /PRNewswire-FirstCall/ -- Notify Technology Corporation (OTC: NTFY) today announced financial results for its fiscal quarter ended March 31, 2007.
    The Company showed a net loss for the fiscal quarter ended March 31, 2007, of $142,936 or a net loss per share of $(0.01), compared to a net loss of $276,080, or a net loss per share of $(0.02), reported for the three month period ended March 31, 2006.
    The NotifyLink wireless software product line increased 34% to $900,572 in the three month period ended March 31, 2007 from $670,789 during the same period last year. The total revenues for the three-month period ended March 31, 2007 still contained revenue from the service portion of the Visual Got Mail Solution product line and was $89,060 in the three-month period ended March 31, 2007 compared to $211,023 in the same period in the prior year. The Visual Got Mail Solution service was terminated on February 28, 2007 as the result of our customer merging with another entity.
    New wireless devices continue to be released in the mobility market and Notify has scaled up its engineering investment to service them. In addition, the NotifyLink Enterprise solution interfaces with over ten (10) different email collaboration suites providing users with mobile access to their email, calendar, contacts, and task information. NotifyLink revenue grew to $1,783,087 in the six month period ended March 31, 2007 compared to $1,280,811 in the six month period ended March 31, 2006.
    "The Visual Got Mail Solution product line served us well over the last few years but the real business of Notify is our NotifyLink Enterprise product. The growth in our wireless product revenue this year continues to indicate that Notify's wireless products are meeting success in the market," said Paul DePond, President of Notify Technology. "We will continue to increase the number of email collaboration suites that we support with our NotifyLink Enterprise solution throughout the coming year."

    About Notify Technology Corporation
    Founded in 1994, Notify Technology Corporation, (OTC: NTFY) is an innovative software company developing mobility products for organizations of all sizes. Notify's wireless solutions provide secure synchronized email and PIM access and management to any size organization on a variety of wireless 2-way devices and networks. Notify sells its wireless products directly and through authorized resellers internationally. The company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7930.

    Forward-Looking Statements: This press release contains forward-looking statements related to Notify Technology that involve risks and uncertainties, including, but not limited to, statements regarding the improving performance and growth of our wireless products and the service revenue on the Visual Got Mail Solution. Those statements are based on current information and expectations and there are important factors that could cause actual results to differ materially from those anticipated by such statements. These risks include, but are not limited to, our ability to deliver products and manage growth, the continuance of certain customer voice mail programs, the expectation that the revenue from the service portion of the Visual Got Mail Solution will decline due to customer decisions to withdraw from the consumer market that the Notify product supports, the acceptance of our wireline products in the market, our ability to continue to improve our existing products or develop new products or technologies, as well as other risks. In particular, we cannot predict future NotifyLink revenues with any accuracy and do not know whether NotifyLink revenues will continue to grow at the rates we have recently experienced. Increasing NotifyLink revenues will require, among other things, continued investments in our sales and marketing organization, and we have limited available cash resources to make these investments. In addition, although we have amended outstanding warrants to address a penalty provision that triggered adverse accounting treatment, we have outstanding certain unit options that contain a similar provision that has not been amended and that could result in adverse accounting charges in future periods in the event of increases in our stock price. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect Notify Technology's future results, please see the Company's filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management's expectations.


                          (Financial Tables Follow)

                        NOTIFY TECHNOLOGY CORPORATION
                 CONDENSED UNAUDITED STATEMENTS OF OPERATIONS

                            Three-Month Periods        Six-Month Periods
                               Ended March 31,          Ended March 31,
                             2007         2006        2007         2006


    Revenue:
     Product revenue      $900,572    $ 675,783  $ 1,783,087  $ 1,961,890
     Service revenue        89,060      211,023      237,991      445,874
    Total revenue          989,632      886,806    2,021,078    2,407,764

    Cost of revenue:
     Product cost            5,956        2,731        8,306      457,396
     Service cost               --        7,277           --       15,375
     Royalty payments       26,163       18,653       50,113       35,898
    Total cost of revenue   32,119       28,661       58,419      508,669
    Gross profit           957,513      858,145    1,962,659    1,899,095

    Operating expenses:
     Research and
      development          312,959      228,068      617,027      462,446
     Sales and marketing   430,063      438,093      877,386      818,286
     General and
      administrative       360,240      324,786      674,766      636,065
    Total operating
     expenses            1,103,262      990,947    2,169,179    1,916,797

    Loss from operations  (145,749)    (132,802)    (206,520)     (17,702)

    Other interest
     (expense), net          2,813        1,974        2,557        2,890
    Loss on fair value
     of warrants                --     (145,252)          --     (145,262)

    Net loss             $(142,936)  $ (276,080)  $ (203,963)  $ (160,064)

    Basic net loss
     per share              $(0.01)      $(0.02)      $(0.01)     $ (0.01)

    Basic weighted
     average shares
     outstanding        13,968,995   13,968,995   13,968,995   13,968,995

                        NOTIFY TECHNOLOGY CORPORATION
                           Condensed Balance Sheets
                                                    March 31,      Sept. 30,
                                                      2007            2006
                                                   (Unaudited)     (Audited)
    Assets:
    Current assets:
     Cash and cash equivalents                    $1,005,291       $829,406
     Accounts receivable, net                        369,904        436,509
     Other assets                                     61,661         53,135
    Total current assets                           1,436,856      1,319,050
     Property and equipment, net                      98,039         99,623
     Total assets                                 $1,534,895     $1,418,673

    Liabilities and shareholders' deficit
    Current liabilities:
     Current portion of capital lease obligation     $14,916        $18,219
     Accounts payable                                 53,812         37,722
     Accrued payroll and related liabilities         247,597        231,200
     Deferred revenue                              1,886,448      1,623,606
     Other accrued liabilities                       136,260        122,432
    Total current liabilities                      2,339,033      2,033,179
     Long-term capital lease obligations               3,553          9,201
    Total liabilities                              2,342,586      2,042,380
    Shareholders' deficit:
     Common stock                                     13,969         13,969
     Additional paid-in capital                   23,330,882     23,310,903
     Accumulated deficit                         (24,152,542)   (23,948,579)
    Total shareholders' deficit                     (807,691)      (623,707)
     Total liabilities and shareholders' deficit  $1,534,895     $1,418,673

     Contacts:
     At Notify Technology Corporation:
     Jerry Rice, Chief Financial Officer
     Phone: 408-777-7927
     jerry.rice@notifycorp.com

SOURCE  Notify Technology Corporation
    -0-                             05/15/2007
    /CONTACT: Jerry Rice, Chief Financial Officer of Notify Technology Corporation, +1-408-777-7927, jerry.rice@notifycorp.com/
    /Web site:  http://www.notifycorp.com /
    (NTFY)